UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2009

Alliant Energy Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-9894	39-1380265
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4902 North Biltmore Lane, Madison, Wisconsin	53718
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (608) 458-3311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

        U.S. Bank National Association, (“Trustee”) sent a notice (“Acceleration Notice”) dated April 22, 2009 to Alliant Energy Corporation (“Alliant Energy”) and its wholly-owned subsidiary, Alliant Energy Resources, LLC (“Resources”) stating that the holders of a majority of the principal amount of the Exchangeable Senior Notes due 2030 (“Notes”) have determined that an “Event of Default” had occurred under the Indenture, dated as of Nov. 4, 1999 (“Indenture”), among Resources, as issuer, Alliant Energy, as guarantor and the Trustee, as trustee, and declaring the full principal amount of the Notes due and payable. Alliant Energy and Resources do not believe an “Event of Default” has occurred, the “Event of Default” is the subject of litigation as described below, and Alliant Energy and Resources do not intend to make any accelerated payments with respect to the Notes until the litigation is finally resolved.

        On Sep. 5, 2008, Alliant Energy and Resources received a notice of default, dated Sep. 4, 2008 (“Notice of Default”), from the Trustee pursuant to which the Trustee asserted that Resources was in default under the Indenture with respect to the Notes, which were issued by Resources and were guaranteed by Alliant Energy. The alleged default relates to a provision of the Indenture that provides that if Resources transfers all or substantially all of its properties and assets to a third party, then the transferee must be organized and existing under the laws of the U.S. or a state thereof and assume Resources’ obligations under the Notes and the Indenture. The Trustee alleges in the Notice of Default that Resources transferred substantially all of its assets without complying with the Indenture and, as a result, a default has occurred under the Indenture. On Sep. 4, 2008, the Trustee also filed a complaint with the U.S. District Court for the District of Minnesota seeking a declaratory judgment that Resources is in breach of the Indenture. On Jan. 20, 2009, the U.S. District Court for the District of Minnesota filed an order that the case be transferred to the U.S. District Court for the Western District of Wisconsin (“Court”) in response to a motion by Alliant Energy and Resources.

        In October 2008, Alliant Energy and Resources requested the Trustee execute a Fifth Supplemental Indenture to the Indenture pursuant to which Alliant Energy would assume the obligations of Resources under the Indenture and the Notes and Resources would be released from its obligations under the Indenture and the Notes. On Nov. 18, 2008, the Trustee amended the complaint to seek a declaratory judgment that it is not required to execute the Fifth Supplemental Indenture. On Nov. 25, 2008, Alliant Energy and Resources executed and delivered to the Trustee the Fifth Supplemental Indenture, which the Trustee has refused to execute.

        Alliant Energy and Resources do not believe that Resources has transferred substantially all of its assets or that a default has occurred under the Indenture. In addition, Alliant Energy and Resources believe that, under the terms of the Indenture, the Trustee is required to execute the Fifth Supplemental Indenture, the Fifth Supplemental Indenture became effective on Nov. 25, 2008 without the Trustee’s signature and, even if a default had occurred under the Indenture, such default would not have continued after the Fifth Supplemental Indenture was executed on Nov. 25, 2008. On Feb. 3, 2009, Alliant Energy and Resources served an answer to the amended complaint on the Trustee denying the claims in the complaint and asserting counterclaims for, among other things, a declaration that Resources has not breached the Indenture and an injunction compelling the Trustee to execute the Fifth Supplemental Indenture. Trial is scheduled for February 2010. Alliant Energy and Resources intend to vigorously defend against this litigation.

        If Alliant Energy’s and Resources’ interpretation of the Indenture is determined by the Court to be incorrect, a default may have occurred under the Indenture. If such default is continuing 90 days after the date the Notice of Default was received by Resources, an “Event of Default” will have occurred under the Indenture. The occurrence of an “Event of Default” under the Indenture would permit the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes to declare the principal amount of all outstanding Notes, plus accrued interest, to be immediately due and payable by Alliant Energy. The Trustee sent the Acceleration Notice to Alliant Energy and Resources stating that the holders of a majority of the principal amount of the Notes have determined that an “Event of Default” had occurred under the Indenture and declaring the full principal amount of the Notes due and payable. The aggregate principal amount of Notes outstanding under the Indenture is $402.5 million. The Company and Resources do not believe an “Event of Default” has occurred and do not intend to make any accelerated payments with respect to the Notes unless ordered to do so by the Court.

        If an “Event of Default” has occurred under the Indenture, then such default would also constitute an “Event of Default” under the Second Amended and Restated Five Year Credit Agreement, dated as of November 7, 2006 (the “Credit Agreement”), among Alliant Energy, as borrower, the banks named therein and Wachovia Bank, National Association, as administrative agent (the “Agent”). The occurrence of an “Event of Default” under the Credit Agreement would permit the Agent, at the request or with the consent of the holders of greater than 50% of the outstanding debt under the Credit Agreement, to declare the obligations of lenders to make advances under the Credit Agreement to be terminated and to declare all amounts payable under the Credit Agreement to be immediately due and payable. Alliant Energy currently does not have any amounts borrowed under the Credit Agreement. Alliant Energy has obtained a waiver from the necessary parties to prevent an “Event of Default” from occurring through Dec. 31, 2009.

        Based upon Alliant Energy’s view of its interpretation of the Indenture and the remedies available to it under the Indenture as well as Alliant Energy’s financial resources, Alliant Energy does not believe that the Notice of Default, Acceleration Notice or the related litigation will have a material adverse effect on its financial condition or results of operations.

        This Current Report on Form 8-K includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “believes,” “expects,” “intends” or other words of similar import. Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as Alliant Energy’s and Resources’ ability to be successful in litigation regarding compliance with the Indenture, Alliant Energy’s and Resources ability to successfully implement remedies to eliminate any alleged default under the Indenture and unanticipated issues with obtaining any additional waivers of any default under the Credit Agreement. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2009	ALLIANT ENERGY CORPORATION
By: /s/ Patricia L. Kampling
Patricia L. Kampling
Vice President - Chief Financial
Officer and Treasurer

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